EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Amyris, Inc. of our report dated April 17, 2017, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 22, 2018, relating to the financial statements and financial statement schedule, which appears in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 8, 2019

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110

T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us